UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TWO HARBORS INVESTMENT CORP.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY SUPPLEMENT

EXPLANATORY NOTE

This supplement to the definitive proxy statement, dated April 20, 2026 (as thereafter supplemented, the “Proxy Statement”), previously mailed to stockholders of Two Harbors Investment Corp., a Maryland corporation (“TWO”), on or about April 20, 2026, in connection with the proposed transaction between TWO and CrossCountry Intermediate Holdco, LLC, an affiliate of CrossCountry Mortgage, LLC (“CCM”) is being filed to further supplement the Proxy Statement as described below.

Supplemental Disclosures to the Proxy Statement

Except as described in this proxy supplement, the information provided in the Proxy Statement continues to apply. This proxy supplement should be read in conjunction with the Proxy Statement and the documents incorporated by reference therein, each of which should be read in its entirety. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the Proxy Statement, the information in this proxy supplement is more current and supersedes the information in the Proxy Statement. To the extent defined terms are used but not defined herein, they have the meanings set forth in the Proxy Statement. The Proxy Statement is available on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

The disclosure in the Proxy Statement in the section “The CCM Merger—Background of the CCM Merger” is hereby supplemented by adding the following paragraphs to the end of the section as follows:

Update to Background of the CCM Merger

The section entitled “Background of the CCM Merger” beginning on page 23 of the definitive proxy statement describes the background of the merger up to and including March 31, 2026. The section entitled “Update to Background of the CCM Merger” beginning on page 7 of the May 4 proxy supplement describes the background of the merger from April 10, 2026 to May 3, 2026. The section entitled “Update to Background of the CCM Merger” beginning on page 6 of the May 11 proxy supplement section describes the process undertaken from May 4, 2026 to May 10, 2026. This section describes the process undertaken from and after May 11, 2026.

On May 11, 2026, UWMC publicly announced a further revised proposal offering $12.50 per share in cash to stockholders who affirmatively elect the cash option, while defaulting stockholders who fail to make a timely election into 2.3328 shares of UWMC Class A common stock per share of TWO Common Stock (the “May 11 UWMC Proposal”). Based on the closing price of UWMC Class A Common Stock of $3.33 on May 11, 2026, the default stock consideration had an implied value of approximately $7.77 per share of TWO Common Stock.

Also on May 11, 2026, the Ad Hoc Committee met via teleconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT. A representative of Jones Day reviewed with the Ad Hoc Committee its duties under applicable law and the terms of the May 11 UWMC Proposal. Following an initial discussion, the Ad Hoc Committee determined to reconvene to further evaluate the proposal.

On May 12, 2026, the Ad Hoc Committee met via teleconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT. A representative of Jones Day reviewed with the Ad Hoc Committee its duties under applicable law. Following consultation with its financial and strategic advisors and outside legal counsel, and after considering the same concerns previously identified in connection with the April 20 UWMC Proposal and the April 30 UWMC Proposal, none of which were remedied by the May 11 UWMC Proposal, the Ad Hoc Committee determined that the May 11 UWMC Proposal was not, and could not reasonably be expected to lead to, a “Company Superior Proposal” as defined in Section 6.3 of the CCM Merger Agreement, and determined to recommend to the Board that the Board make the same determination.

Also on May 12, 2026, the Board met via videoconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT to consider the May 11 UWMC Proposal. A representative of Jones Day reviewed with the Board its duties under applicable law and the terms of the May 11 UWMC Proposal. The Board discussed the May 11 UWMC Proposal and the Ad Hoc Committee’s evaluation thereof with its legal, financial and strategic advisors and reviewed, among other things, the implied value of the default stock consideration based on UWMC’s trading price, the structure of the proposal, the absence of proration, and the financing and regulatory considerations associated with a potential transaction with UWMC. Following discussion, and in consultation with its legal, financial and strategic advisors and taking into account the recommendation of the Ad Hoc Committee, the Board unanimously determined that the May 11 UWMC Proposal did not constitute, and would not reasonably be expected to result in, a “Company Superior Proposal” under the terms of the CCM Merger Agreement.

In reaching this determination, the Board considered a number of factors, including, among other things:

i.	the structure of the May 11 UWMC Proposal, which continued to default non-electing stockholders into UWMC stock rather than providing all-cash consideration to all stockholders without an election requirement;

ii.	the significant disparity between the $12.50 per share cash election and the implied value of the default stock consideration of approximately $7.77 per share based on the closing price of UWMC Class A Common Stock of $3.33 on May 11, 2026, which created a material risk that stockholders who failed to make a timely election—which the Board understood, based on market research and experience with prior stockholder votes, could represent 25% to 30% of stockholders—would receive consideration worth materially less than the stated headline price;

iii.	the continued decline in the trading price of UWMC Class A Common Stock since the execution of the original UWMC Merger Agreement in December 2025, from $5.12 per share to $3.33 per share as of May 11, 2026, representing a decline of approximately 35%, which raised concerns about the stability and value of UWMC stock as a component of merger consideration;

iv.	the fact that UWMC’s financing commitment would not cover the purchase price if all stockholders elected the cash option, and the Board’s view, after consultation with its financial advisors, that UWMC’s financial condition had deteriorated since December 2025, including increased leverage and widened credit spreads, which further increased the risks associated with receiving UWMC stock as consideration;

v.	the regulatory timeline concerns associated with a potential transaction with UWMC, including UWMC’s representations that it could close a transaction within approximately 60 days, which the Board’s legal advisors believed was inconsistent with the required state regulatory and agency approval process, including the need to refile certain applications that had been terminated following TWO’s termination of the original UWMC Merger Agreement and to submit new 120-day advance notices for mortgage servicing license approvals in certain states;

vi.	the Board’s view that UWMC’s emphasis on a reverse termination fee reflected uncertainty regarding closing rather than certainty, and that a reverse termination fee would not adequately compensate TWO or its stockholders for the harm that would result from a failed transaction;

vii.	the employee attrition and business continuity risks that the Board believed would result from pursuing a transaction with UWMC, particularly in light of public statements by UWMC’s Chief Executive Officer regarding UWMC’s views of TWO’s business operations, which the Board believed would accelerate departures and impair TWO’s ability to operate its business and service its mortgage loan portfolio through closing in accordance with state and federal laws and agency requirements; and

viii.	the certainty and value of the CCM transaction, which provided $12.00 per share in cash to all stockholders without any election requirement, plus the right to receive a stub dividend, with committed financing and significant progress toward obtaining the required regulatory approvals.

On May 13, 2026, CCM and Merger Sub delivered to TWO a letter irrevocably waiving the restrictions set forth in Section 6.1(b)(i) of the CCM Merger Agreement to permit TWO to declare and pay a pro-rated dividend on TWO Common Stock for the quarter in which the CCM Merger closes (the “Permitted Stub Period Dividend”). The Permitted Stub Period Dividend would be payable in the event that the CCM Merger does not close as of a quarter end date and would be determined based on TWO’s most recent quarterly dividend on TWO Common Stock actually paid before the Closing.

On May 16, 2026, the Board met via teleconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT. The Board discussed ongoing proxy solicitation efforts and the potential adjournment of the Special Meeting. The Board also discussed TWO’s existing contractual restrictions under the CCM Merger Agreement, which limited TWO’s ability to engage with UWMC, and the importance of preserving the CCM Merger Agreement.

On May 18, 2026, the United States District Court for the District of Maryland, Northern Division, held a hearing in the matter of Assad v. Two Harbors Investment Corp., et al. on plaintiff’s motion for a temporary restraining order seeking to delay the stockholder vote on the CCM transaction. In a bench ruling, the Court found in favor of TWO, finding that plaintiff failed to show likelihood of success on the merits to justify a restraining order. The Court dismissed as moot plaintiff’s motion for preliminary injunction and found that TWO’s proxy disclosures were sufficient in describing the sale process.

Also on May 18, 2026, the Board met via teleconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT. The Board discussed the results of the hearing on the motion for the temporary restraining order and ongoing proxy solicitation efforts.

On May 19, 2026, TWO adjourned the Special Meeting of Stockholders, which had been originally scheduled for that date, to May 28, 2026 to provide additional time to solicit proxies and allow stockholders to vote in favor of TWO’s acquisition by CCM.

On May 21, 2026, the parties received early termination of the Hart-Scott-Rodino (HSR) waiting period.

On May 27, 2026, the Board met via teleconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey, PJT and DF King, TWO’s proxy solicitor. The Board received an update on TWO’s ongoing stockholder outreach and proxy solicitation efforts and discussed the potential adjournment of the Special Meeting.

On May 28, 2026, TWO further adjourned the Special Meeting to June 11, 2026 to provide additional time to continue engaging with stockholders and solicit additional proxies in favor of the CCM transaction. As of that date, 41 of the 53 required state and agency regulatory approvals had been obtained.

On June 3, 2026, the Ad Hoc Committee met via teleconference together with members of TWO management and representatives of Jones Day, Willkie, Houlihan Lokey and PJT. The Ad Hoc Committee received an update on the proxy solicitation process.

On June 6, 2026, having not obtained from UWMC a proposal that addressed the Board’s stated concerns and also having heard feedback through engagements with TWO’s stockholders to address remaining questions with UWMC, the Ad Hoc Committee met and, following consultation with all members of the Board, determined to take the affirmative step of seeking a limited waiver of the non-solicitation provisions of the CCM Merger Agreement from CCM.

On June 7, 2026, CCM agreed to waive such provisions through 11:59 p.m. on Friday, June 12, 2026 to permit TWO to solicit, negotiate, and engage directly with UWMC regarding a potential all-cash acquisition. TWO also postponed the Special Meeting from June 11, 2026 to June 23, 2026 to provide time for this engagement.

In connection with the waiver, the directors, following a series of consultations among themselves and with TWO’s financial and legal advisors, concluded that TWO should communicate to UWMC the requirements that would need to be satisfied for the Board to be in a position to engage further with UWMC on a potential transaction. TWO communicated that it had not concluded that any UWMC proposal was, or would reasonably be expected to be, superior to the CCM transaction, and that the postponement was intended to provide additional time for solicitation and, if UWMC was prepared to make an actionable all-cash offer with no stock component, to engage with UWMC on such a proposal. The directors concluded, after consultation with TWO’s financial and legal advisors, that TWO would seek a proposal from UWMC that delivered all-cash consideration to all TWO stockholders, with no stock component, which needed to be accompanied by fully committed financing covering the entire transaction, inclusive of termination and transaction fees, and definitive transaction documents. The strong preference for all-cash consideration reflected the directors’ fiduciary duties to all TWO stockholders and their obligation to evaluate any transaction in its entirety, not just its headline terms. More specifically, this determination reflected, among other things:

i.	the Board’s fiduciary duties to all TWO stockholders, including those stockholders who, based on market research and the Board’s experience with prior stockholder votes, may be unlikely to make a timely election and would therefore receive the default stock consideration if any such affirmative election mechanics were required;

ii.	the significant and increasing disparity between UWMC’s stated headline price and the implied value of the default stock consideration in each of UWMC’s proposals, which disparity had grown as UWMC’s stock price declined;

iii.	the substantial decline in the trading price of UWMC Class A Common Stock since December 2025, from $5.12 per share at the time of the original UWMC Merger Agreement to $2.56 per share as of June 8, 2026, representing a decline of approximately 50%;

iv.	the view expressed by the Board’s outside financial advisor in connection with the April 20 UWMC proposal that, given the implied value of the stock component and the fact that the stock component was the default consideration, it did not believe it would be in a position to render a fairness opinion with respect to a transaction on such terms;

v.	the Board’s belief that an all-cash transaction with committed financing would provide greater certainty of value and closing to TWO stockholders than a transaction involving UWMC stock; and

vi.	the Board’s view that an all-cash transaction would provide a faster and more certain path to closing, without the need for new pro forma financial statements or a new registration statement, and would avoid the extended regulatory timeline associated with issuing stock consideration.

At approximately 7:00 a.m., Eastern time, on June 8, 2026, Mr. Greenberg sent the following letter to Mat Ishbia, UWMC’s Chairman and Chief Executive Officer:

Dear Mat:

I am writing to invite you to New York to discuss a potential all-cash acquisition of Two Harbors.

CCM has agreed to waive the non-solicitation provisions of its merger agreement through close of business on Friday, June 12, to permit Two Harbors to engage directly with UWMC. Our Board is prepared to do so, and we are available to meet with you in New York at any time between now and then.

Our Board will consider in good faith any proposal that delivers all-cash consideration to all our stockholders. We are not prepared to consider a transaction that includes UWMC stock, in whole or in part.

This should be a meeting of principals only. Steve Kasnet, our Chairman, and I would meet with you, without other executives on either side. Our respective advisors can work in parallel, but the initial conversation should be between us.

Please let me know when you would like to meet.

Sincerely,

Bill Greenberg

President and Chief Executive Officer

Two Harbors Investment Corp.

cc: Steve Kasnet, Chairman of the Board, Two Harbors Investment Corp.

At approximately 5:00 p.m., Eastern time, on June 8, 2026, Mr. Ishbia responded to Mr. Greenberg’s letter via email, stating:

Thanks Bill

Haven’t heard back from you guys in awhile. Would love to engage and see if there is a deal that works for your shareholders and for UWM.

I can’t fly to NY, but you are welcome to fly here this week. Would love to sit down and talk in person.

If not, maybe we can get on a zoom later this week or next week.

On the morning of June 9, 2026, Mr. Greenberg responded to Mr. Ishbia’s email, emphasizing the time constraints of the waiver:

Mat,

As you know, CCM has waived the non-solicitation provisions in our merger agreement to permit Two Harbors to engage directly with UWM, but this waiver only runs through Friday, June 12, so time is of the essence.

Therefore, let’s plan on a Zoom. We are available tomorrow from 9:30 a.m. ET on. What time works for you?

If you have any materials you’d like us to consider in advance of the meeting, please send them over.

Later on June 9, 2026, Mr. Ishbia responded:

Great to hear. Excited to engage with you guys and see if this can work for your team and ours.

I can do a call on Thursday at 3pm eastern.

Let me know if that works for you guys and I will send out a zoom to you both.

Mr. Greenberg confirmed the call.

The call between Messrs. Greenberg and Kasnet and Mr. Ishbia was held at 3:00 p.m. Eastern Time on Thursday, June 11, 2026. During the call, the parties discussed the potential terms of a transaction, including TWO’s strong preference that any proposal deliver all-cash consideration to all stockholders with no stock component, while also encouraging Mr. Ishbia to submit any proposal he wished the Board to consider. Mr. Ishbia raised a number of ideas about potentially modifying UWMC’s proposal, including making cash the default consideration, modifying the election so that cash is the default for an undefined subset of stockholders, or potentially changing the exchange ratio, and indicated that UWMC could close a transaction within 90 days, longer than the approximately 60 days UWMC had previously represented and stated publicly. When Mr. Kasnet asked Mr. Ishbia to put a specific proposal in writing for the Board to review, Mr. Ishbia said he was not sure that any proposal would be forthcoming and would “have to look at this closer.” Mr. Ishbia also indicated that UWMC would need additional information about TWO’s business before UWMC could submit an offer. Mr. Greenberg responded that nothing material had changed with TWO or its financial condition, provided an update on mortgage spread performance, approximate MSR values, and prepayment speeds during the quarter, and noted that while he was not certain about the status of the parties’ nondisclosure agreement he would figure that out and offered to provide any additional information that UWMC required.

During the call, Mr. Ishbia also stated that he did not know if he needed to make any changes to his offer because “all the people who are actually voting” prefer UWMC’s proposal and “no one is ever going to approve the CrossCountry deal.” Mr. Ishbia further stated that “no one smart is going to pick UWM stock at the price it’s at right now.” At various points during the call, Mr. Ishbia accused Messrs. Greenberg and Kasnet of engaging in “self-dealing” and being “focused on [their] own paycheck.” Messrs. Greenberg and Kasnet rejected these accusations. At the conclusion of the call, Mr. Ishbia thanked Messrs. Greenberg and Kasnet for engaging and indicated he would send a follow-up email.

Following the call, representatives of Houlihan Lokey contacted representatives of UWMC’s financial advisors to inquire whether UWMC intended to submit a revised proposal before the expiration of the waiver period. Representatives of Jones Day also contacted representatives of Greenberg Traurig to inquire whether UWMC would be submitting any revised proposal, committed financing documentation, or definitive transaction documents.

Later on June 11, 2026, Mr. Ishbia sent the following email to Messrs. Greenberg and Kasnet:

Bill and Stephen,

Thanks for the time today. I enjoyed our call and excited to continue to talk about the opportunity to acquire TWO here in the very short term.

To try to summarize the meeting and give some action items, I have put the below together.

1. UWM is ready and able to acquire TWO and believes with any level of engagement from you and team, this would have been closed.

2. UWM is able to adjust our terms, but need to understand “why” you want it adjusted and how you want it adjusted for your shareholders – that requires engagement by you.

3. I am concerned that much of the posturing is tied to your concern about your personal role and your other leaders’ roles. We are sympathetic to that concern and appreciate it, but that should be secondary to what is best for your shareholders, which is clearly the UWM deal (by obvious metrics and the fact that you can’t get your shareholders to approve the inferior CCM deal or the proposal to adjourn your meeting).

4. The concept that UWMC stock or cash is not a superior offer is silly and doesn’t hold water. Of course having optionality is better than not. Our option of cash at $12.50 is obviously superior to CCM’s offer. The fact that your shareholders can elect stock doesn’t make it worse. I know you personally get paid out differently if stock is a component of the deal, but once again, that isn’t a good reason to not approve that deal. It is selfish and not aligned with your fiduciary responsibilities.

5. If modifying the exchange rate would help, we are open to discussion, as well as some of the other options we discussed, including defaulting to cash rather than stock or providing a “higher of” for the “sleepy” shareholders, as our stock is currently way lower than it should be. This is mostly tied to interest rates and the war that is ongoing, but as we discussed, there is no way of knowing where the stock will be valued at closing and taking away the upside for your shareholders is wrong.

6. To continue to discuss the right approach, I do need to see some updated financial info, and operational performance data. Seeing you have new revised projections, we would like to have a conversation to better understand that as well.

7. Finally, the concern you have publicly postured on whether UWM is capable of funding an all-cash deal is ridiculous and obviously just play for the media. You know better, and as discussed and shown, Mizuho has provided a line, UWM has existing lines, and if needed I personally could fund the whole deal myself. It is a complete joke to suggest that is a real concern, thus I am happy we could talk and I look forward to reaching an agreement that is best for both parties.

We are highly confident that your shareholders will approve a deal with UWM, along with gaining the support from ISS, Glass Lewis and Egan Jones.

I know this has been a long, winding path to where we are, but what is best for TWO and its shareholders is for you to engage with UWM, allow us to address any legitimate concerns, and close the deal. That is the board’s job to make that decision and execute on it, and it shouldn’t include personal feelings or personal agendas. I know that is hard to do, but that is the job of the Board and the CEO.

Let me know when we can talk again and hopefully continue to engage on a potential transaction that will be beneficial for all parties.

Thanks

Mr. Greenberg responded to Mr. Ishbia’s email later that evening:

Mat,

Thank you for the follow-up, but your email does not fully or accurately reflect our conversation.

We reached out early on Monday morning in a good-faith effort to engage. I invited you to New York to meet at any time during the waiver window. You declined to travel to New York and proposed a call on Thursday afternoon — the next-to-last day of the waiver period — even though I had proposed meeting earlier and emphasized that time was of the essence.

On the call, Steve and I asked you multiple times to put a proposal in writing. You raised a number of ideas — cash default, a structure for smaller stockholders — but when Steve asked you to put a specific proposal in writing for our Board to review, you said you were not sure that any proposal would be forthcoming and would “have to look at this closer.” Your email is not a proposal.

You indicated that you would need additional information about our business before you could submit an offer. We told you on the call that nothing material has changed with Two Harbors or its financial condition. We provided an update on approximate MSR values and prepay speeds. If you need something specific, tell us exactly what you need and we will get it to you before the waiver expires.

Your email also unfortunately omits the portions of our conversation where you accused Steve and me of engaging in “self-dealing” and suggested that we were “focused on [our] own paycheck.” We rejected those accusations on the call and we reject them again now. Not only are these attacks false but they are also inconsistent with what we understood was the purpose of the call – to see if there was a proposal that could work for UWM and for TWO stockholders. Notwithstanding your attacks, we are still prepared to engage.

We could not have been clearer on the call. Our Board’s ask for all-cash consideration is based on its fiduciary duties to all TWO stockholders — including those who would receive default consideration worth less than 50% of the headline price. As you yourself acknowledged on the call, “no one smart is going to pick UWM stock at the price it’s at right now.” A fully financed, all-cash transaction avoids subjecting stockholders to that volatility and the financial condition risks of your ongoing business. That is the basis for our position.

At the end of our call, you thanked us for engaging. We are still here and still prepared to engage. Our legal and financial advisors have reached out to your advisors to engage. The waiver expires at close of business tomorrow. Submit a proposal — whether all-cash or otherwise — and the Board will consider it, though we have made our strong preference clear. I am available to speak again in the morning if that would be useful.

Bill

On the morning of June 12, 2026, representatives of Jones Day spoke with representatives of Greenberg Traurig, and representatives of Houlihan Lokey spoke with a UWMC executive and with representatives of Mizuho, UWMC’s financial advisor. Neither UWMC’s counsel nor the UWMC executive indicated that a revised proposal was forthcoming.

On June 12, 2026, the Ad Hoc Committee met, with certain members of TWO management and representatives of Jones Day and Willkie present, to receive an update on the engagement with UWMC. Throughout the waiver period, the Board had received regular updates from TWO’s management and advisors regarding the status of the engagement. Messrs. Greenberg and Kasnet, along with representatives of Jones Day and Willkie, summarized the June 11 call between Messrs. Greenberg and Kasnet and Mr. Ishbia, the subsequent email exchange between Mr. Ishbia and Mr. Greenberg, and the conversations that had taken place with UWMC’s representatives that morning. The Ad Hoc Committee observed that UWMC’s conduct during the waiver period stood in contrast to its prior public statements demanding engagement. UWMC had declined the invitation to travel to New York, had delayed scheduling a call until the afternoon on the next-to-last day of the waiver period, had not submitted any revised proposal or committed financing documentation, and had not requested additional time. UWMC and its advisors had also made no indication that an updated proposal would be forthcoming. The Ad Hoc Committee acknowledged that the waiver period had not yet expired and determined to reconvene following the expiration of the waiver to assess what, if anything, UWMC had provided.

Later on June 12, 2026, Mr. Ishbia sent the following email to Messrs. Greenberg and Kasnet:

Bill and Stephen,

1. You reached out Monday morning because you don’t have the votes to get your deal done with CCM. You don’t have the votes because a majority of the 73% of your shareholders have voted, and a majority of them (54%) that have voted, have voted against the deal AND against adjourning the meeting. Despite that fact, Stephen, you have taken it upon yourself to adjourn the meeting. Are you a Chairman or a Dictator? Do their votes matter? Do you take them into consideration at all?

2. You invited me to New York any time during the “waiver window”. The waiver window is not a thing. You and/or CCM have made that up. We have had multiple proposals out to you for almost two months. While we were under contract and only days away from a favorable vote and weeks away from closing, you terminated our agreement that we were working on for months and both companies spent millions and millions of dollars. Now you are telling me that out of nowhere because you wanted “in good-faith to engage”, I should be summoned to New York on short notice and that I waited until “the next-to-last day of the waiver period even though (you) had proposed meeting earlier and emphasized that time was of the essence? In all due respect, who the heck do you think you are? Why is now “time of the essence” and where do you get off summoning me to New York. I invited you both to Pontiac any time. I cleared my schedule to talk on Thursday. I don’t know about your schedule, but by the measures of most of the CEOs I know, that is pretty responsive and the notions of your false deadlines are, like so much else about this, disingenuous.

3. Yes, you and Steve asked multiple times to put a proposal in writing. We have done that on multiple occasions, both privately and then, since you rebuffed us at each turn, publicly. Your shareholders (as well as ISS and Glass Lewis) have told you to engage with us. That is something you know how to do – you did it twice with CCM while you were under contract with us. Deem our existing offer to be potentially superior or whatever the term is, and we will get our advisors talking, review updated financial information, and come to a deal. We will then close the deal quickly (as you know we can despite what you have said publicly and to shareholders you are trying to convince otherwise) and we will move on.

4. As I said on the call, and in my prior email, we are open to discussion as to terms, and we have thrown out multiple options to address your “concerns”, including defaulting to cash rather than stock or providing a “higher of” for the “sleepy” shareholders, as our stock is currently way lower than it should be. This is mostly tied to interest rates and the war that is ongoing, but as we discussed, there is no way of knowing where the stock will be valued at closing and taking away the upside for your shareholders is wrong.

5. During our call, you kept saying “if TWO shareholders wanted UWMC stock, they could sell TWO and buy it”. You do realize, as the financial expert that you are or that I thought you to be, that is inaccurate. What we have offered TWO shareholders is the ability to hold TWO stock, guarantee themselves $12.50 for their stock AND give them a free call option to buy UWM stock for $5.34 per share. Explain to me how someone can get that package today?

6. What is true, is that if shareholders of TWO wanted $12 in cash for their stock, they would go to their computer or call their broker and sell it for more than that – the stock has been trading well north of $12 for six weeks now thanks to UWMC (but no thanks to you or your Board who accepted an offer for $10.80 and told shareholders it was the best out there). Your shareholders do not want that deal – they don’t think it is best for them – that is why they voted as they have.

7. I did ask you for additional information, and you said something like you are not sure if we are under NDA. You know full well that we are as your lawyers threatened us with violating it by having Okapi contact your shareholders. Let’s get our advisors truly engaged, and we can get this thing done once and for all.

8. I didn’t omit (or at least I didn’t intend to omit) my belief that you are engaged in self-dealing and focusing on the wrong things. To the contrary, I wrote that “I am concerned that much of the posturing is tied to your concern about your personal role and your other leaders’ roles.” That is the only logical explanation I can think of as to why you would continue to argue that $12 is superior to $12.50 and to treat a stock option which is a feature of the transaction as it preserves upside as a negative. It makes no financial sense.

9. You were clear on the call. You only want an all cash offer. The question is “why”? I asked you about defaulting to cash and you again brought up the volatility of the stock (and as you know, financial expert that you are, volatility in stocks leads to higher values for options as it means it can go up or down, not just down). The majority of your shareholders have voted and told you what you should do – why don’t you just do it? Who are you really “protecting”?

10. Yes, at the end of the call, I thanked you for engaging and we are prepared to do so. There is no waiver period that is expiring – that is not a thing. Our advisors will talk, you should tell CCM that we are in discussions, and then the Merger Agreement provides you ample protection to have true good faith negotiations. We look forward to that true engagement and getting a deal done.

Mr. Greenberg responded to Mr. Ishbia’s email on the evening of June 12, 2026:

Mat,

We disagree with much of your email, but a point-by-point exchange is not productive. The facts are straightforward. We reached out on Monday. We invited you to New York because we were serious about engaging. We offered to meet at any time. We asked repeatedly — directly and through our advisors — for a written proposal. We offered to provide due diligence materials. We made clear that we wanted to engage with you. You did not provide a proposal, and the waiver period that we took the affirmative step to obtain is expiring.

Our Board has been clear about what it would take for UWMC to be a serious alternative: an all-cash proposal with no stock component, backed by committed financing. You have not provided that. Instead, you spent considerable effort trying to convince us that the Board was wrong for not accepting your prior offers. You have asked us to determine that your prior proposal — which includes stock consideration that you yourself acknowledged “no one smart is going to pick” — is reasonably expected to be superior before you will negotiate further. That is not how this works. It is up to you to submit a new proposal and we have encouraged you to do so.

Our Board’s focus has been, and remains, on delivering value to all TWO stockholders. We have never seen a transaction structured where the default stock consideration at signing is worth less than 50% of the cash consideration. Your advisors could not provide a single example either. That is the basis for our position, and it has nothing to do with your continued personal attacks. We rejected your self-dealing accusations on our call and in our prior correspondence, and we reject them again now. They are false.

You have told stockholders that your proposal is worth $12.50 per share. We have told you — publicly, privately, and through our advisors — that if you are prepared to deliver $12.50 per share in cash to all stockholders, we will consider it. You told us you could pay cash — you said you could even write a personal check for the full value of the transaction. Yet when we asked if you would be sending us a proposal, you said you did not think you needed to provide one. If your deal is really $12.50, why not just offer $12.50? Every other proposal that the TWO Board has found reasonably expected to be superior has been a straightforward all-cash transaction. We have never seen an all-cash offer from UWMC.

If you are prepared to submit a proposal that addresses the Board’s stated concerns, we encourage you to do so. If you have a different proposal to present, present it — the Board will consider it. If the goal is to frustrate a competitor’s transaction, that is unfortunate but we understand that as well.

Bill

The waiver expired at 11:59 p.m. on June 12, 2026. At the conclusion of the waiver period, UWMC had not submitted any proposal, whether all-cash or otherwise. UWMC also had not followed up to request specific information about TWO’s business, nor had it provided committed financing documentation or definitive transaction documents.

On June 14, 2026, the Ad Hoc Committee met via videoconference together with certain members of TWO management and representatives of Jones Day, Willkie and Houlihan Lokey. The Ad Hoc Committee received an update on the expiration of the waiver period, the correspondence received from UWMC prior to expiration of the waiver period and the fact that UWMC had declined to submit a new proposal. Throughout the waiver period, the Board had been kept apprised of developments, including the scheduling and substance of communications with UWMC and its advisors.

The Ad Hoc Committee discussed UWMC’s responsiveness and statements during the waiver period. UWMC had publicly stated that it had committed financing in place and was prepared to close a transaction within approximately 60 days of signing. Yet when presented with an opportunity to engage directly with TWO — an opportunity that UWMC had publicly demanded — UWMC did not deliver an all-cash proposal, did not submit committed financing documentation, did not commit to any alternative transaction structure, did not submit diligence questions, and did not request additional time. The Ad Hoc Committee also discussed the risks to TWO stockholders under the structure of UWMC’s most recent proposal, which would default non-electing stockholders into UWMC stock. Based on the closing price of UWMC Class A Common Stock on June 12, 2026 of $2.38 per share, this default stock consideration had an implied value of approximately $5.55 per share, less than half of the $12.50 cash election. The Ad Hoc Committee discussed with members of management and advisors the fact that it would take only 7% of stockholders failing to make a timely election for UWMC’s total proposed consideration to drop below CCM’s $12.00 all-cash offer, a percentage that would be even smaller if the stub dividend were taken into account. Given UWMC’s lack of engagement during the waiver period, and its failure to request additional time, the Ad Hoc Committee determined that it would not be productive to seek an extension of the waiver period with CCM. The Ad Hoc Committee concluded that no proposal was before the Board on terms that responded to the clear requirements previously communicated publicly and privately to UWMC. The Ad Hoc Committee agreed that it remained willing to consider a transaction with UWMC if UWMC submitted a proposal that addressed the Board’s stated concerns.

FORWARD-LOOKING STATEMENTS

This proxy supplement may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the proposed CCM transaction, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the proposed CCM transaction, the ability of the parties to complete the proposed CCM transaction considering the various closing conditions; and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this proxy supplement that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this proxy supplement. These include, among other things: the expected timing and likelihood of completion of the proposed CCM transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed CCM transaction; the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed CCM transaction, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed CCM transaction in a timely manner or at all; risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM transaction; the risk that any announcements relating to the proposed CCM transaction could have adverse effects on the market price of TWO common stock; the risk that the proposed CCM transaction and its announcement could have an adverse effect on the ability of TWO to retain and hire key personnel and the effect on TWO’s operating results and business generally; the outcome of any legal proceedings relating to the proposed CCM transaction, including stockholder litigation in connection with the proposed CCM transaction; the risk that restrictions during the pendency of the proposed CCM transaction may impact TWO’s ability to pursue certain business opportunities or strategic transactions; that TWO may be adversely affected by other economic, business or competitive factors; changes in future loan production; the availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions and market conditions; conditions in the market for mortgage-related investments; and legislative and regulatory changes that could adversely affect TWO’s business. All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

Each of the forward-looking statements of TWO is based on assumptions that TWO believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC the Proxy Statement on April 20, 2026. The Proxy Statement was first mailed to TWO stockholders on or about April 20, 2026, and was thereafter supplemented. The proposed CCM transaction will be submitted to the TWO stockholders for their approval. TWO may also file other documents with the SEC regarding the proposed CCM transaction. The Proxy Statement contains important information about the proposed CCM transaction and related matters. This proxy supplement is not a substitute for the Proxy Statement or any other documents that TWO may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction. INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain a free copy of the Proxy Statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers and certain other members of management and employees of TWO may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the proposed CCM transaction. Securityholders can find information about TWO and its directors and executive officers and their ownership of TWO common stock in the Proxy Statement. Please also refer to the sections in TWO’s Form 10-K/A filed with the SEC on April 27, 2026, captioned “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Any changes in the holdings of TWO’s securities by its directors or executive officers from the amounts described in the Form 10-K/A have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the Form 10-K/A and are available on the SEC’s website at www.sec.gov. Additional information regarding the interests of such individuals in the proposed CCM transaction is included in the Proxy Statement relating to the proposed CCM transaction. Free copies of these documents may be obtained as described in the preceding paragraph.